EXIBIT 99.1
CONTACT:             JOSEPH MACNOW
(201) 587-1000

210 Route 4 East
Paramus, NJ, 07652

FOR IMMEDIATE RELEASE – April 24, 2013

Vornado Announces its Share of Toys “R” Us Fourth Quarter Net Income
and Offsetting Impairment Loss

PARAMUS, NEW JERSEY,..…. In the quarter ended December 31, 2012, Vornado Realty Trust (NYSE:VNO) recorded a $40,000,000 non-cash impairment loss with regards to its investment in Toys “R” Us and disclosed, that if current facts don’t change, its share of Toys’ undistributed income, which in accordance with the equity method of accounting, would increase the carrying amount of its investment above fair value, would require an offsetting impairment loss.

Vornado Realty Trust announced today that in its first quarter ended March 31, 2013 it has recognized its 32.5% share of Toys “R” Us net income of $78,542,000 and a corresponding non-cash impairment loss of the same amount.  Vornado’s income applicable to Toys after the impairment loss in the quarter ended March 31, 2013 is $1,759,000, or $0.01 per diluted share, representing management fees earned which are not subject to impairment.  Vornado’s income applicable to Toys in the quarter ended March 31, 2012 was $116,471,000, or $0.57 per diluted share.

Vornado’s share of Toys’ Funds From Operations (“FFO”) after the impairment loss is $16,685,000 (which represents depreciation), or $0.08 per diluted share, compared to $132,288,000, or $0.65 per diluted share in the quarter ended March 31, 2012.  Vornado’s share of Toys FFO will be treated as non-comparable for both this year and last year.

The business of Toys is highly seasonal; historically, Toys’ fourth quarter net income accounts for more than 80% of its fiscal year net income.

Attached is a summary of Toys’ financial results and Vornado’s 32.5% share of its equity in Toys’ net income, as well as reconciliations of net income to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and FFO.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Toys "R" Us, Inc.
Condensed Consolidated Statements of Operations – Unaudited

	For the Quarter Ended
	February 2, 2013		January 28, 2012
(Amounts in thousands)	Results on a Historical Basis	Results on Vornado’s Purchase Price Accounting Basis	Results on Vornado’s Purchase Price Accounting Basis
Net sales	$5,770,000	$5,770,000	$5,925,000
Cost of sales	3,801,000	3,801,000	3,944,000
Gross margin	1,969,000	1,969,000	1,981,000

Selling, general and administrative expenses	1,294,000	1,302,200	1,289,600
Depreciation and amortization	110,000	116,600	106,200
Other (income) expense, net	(13,000)	(3,100)	9,000
Total operating expenses	1,391,000	1,415,700	1,404,800
Operating earnings	578,000	553,300	576,200
Interest expense	(130,000)	(132,500)	(96,600)
Interest income	4,000	4,000	4,000
Earnings before income taxes	452,000	424,800	483,600
Income tax expense	(212,000)	(182,800)	(132,200)
Net earnings	240,000	242,000	351,400
Less: Net earnings attributable to noncontrolling interest	(1,000)	(1,000)	(2,000)
Net earnings attributable to Toys “R” Us, Inc.	$239,000	$241,000	$349,400

Vornado’s 32.5% equity in Toys’ net earnings		$78,542	$114,184
Impairment loss		(78,542)	-
Management fee from Toys, net		1,759	2,287
Total Vornado net income from its investment in Toys		$1,759	$116,471

See page 3 for a reconciliation of net income to FFO.

Reconciliation of Vornado’s net income from its investment in Toys to EBITDA (1):
Net income		$1,759	$116,471
Interest and debt expense		43,182	31,569
Depreciation and amortization		37,674	34,706
Income tax expense		59,346	43,203
Vornado’s share of Toys’ EBITDA (1)		$141,961	$225,949
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(1)
EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization.” Management considers EBITDA a supplemental measure for making decisions and assessing the unlevered performance of its segments as it relates to the total return on assets as opposed to the levered return on equity.  EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

Toys "R" Us, Inc.
Funds From Operations - Unaudited

(Amounts in thousands)	For the Quarter Ended
	February, 2 2013	January 28, 2012
Reconciliation of Vornado's net income from its investment in Toys to FFO (1):
Net income	$1,759	$116,471
Depreciation and amortization of real property	19,326	17,288
Real estate impairment losses	3,650	7,026
Income tax effect of above adjustments	(8,050)	(8,497)
Vornado's share of Toys’ FFO (1)	$16,685	$132,288

     _________________

(1)
FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets, extraordinary items and other specified non-cash items, including the pro rata share of such adjustments of unconsolidated subsidiaries.  FFO and FFO per diluted share are used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.  FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flows as a liquidity measure.  FFO may not be comparable to similarly titled measures employed by other companies.

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